Exhibit 2.1A

FIRST AMENDMENT
TO
STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (“Amendment”) is entered into and effective immediately prior to the Closing on December 30, 2005, by and between Hickory Tech Corporation, a Minnesota corporation (the “Purchaser”) and Minnesota Power Enterprises, Inc., a Minnesota corporation (the “Shareholder”).  The Purchaser and the Shareholder are the only parties to this Amendment and are collectively referred to herein as the “Parties,” each a “Party.”

RECITALS

A.                                   The Parties entered into that certain Stock Purchase Agreement dated November 9, 2005 (the “Stock Purchase Agreement”).

B.                                     The Parties desire to amend the Stock Purchase Agreement as set forth in this Amendment in conformity with Section 13.8 of the Stock Purchase Agreement.

C.                                     This Amendment contemplates that the Parties will execute and deliver this Amendment without replacing the Stock Purchase Agreement but supplementing it with the provisions herein.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, which are each incorporated by reference herein as essential terms of this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                       Amendment of Section 11.8(e), Certain Employees.  Section 11.8(e) of the Stock Purchase Agreement shall be amended to add the following sentence at the end of the section:

“The Purchaser shall also have the right to offer employment to the four (4) individuals described above with and through its Affiliate, Mankato Citizens Telephone Company.”

2.                                       Addition of Section 11.22, Vehicle Purchase.  The Stock Purchase Agreement shall be amended to add Section 11.22, which shall read as follows:

“11.22           Vehicle Purchase.  On January 3, 2006, or such other later date that is at least one (1) day following the Closing, the Purchaser shall promptly purchase, or cause to be purchased, from the Parent the following motor vehicles described in Schedule 3.26 for a cash purchase amount of $37,679.09, which amount shall be paid by wire transfer of immediately available funds to the account and pursuant to the instructions provided by the Parent to the Purchaser:  (i) Unit #1906 (Chevrolet Astro AWD), (ii) Unit #1978 (Chevrolet Impala), (iii) Unit #1979 (Chevrolet Astro AWD), (iv) Unit #1981 (Dodge Intrepid), and (v) Unit #1998 (Chevrolet Astro AWD).”

3.                                       Addition of Section 11.23, Post-Closing Agreements.  The Stock Purchase Agreement shall be amended to add Section 11.23, which shall read as follows:

“11.23           Post-Closing Agreements.  The Purchaser shall cause the Company to promptly enter into the following agreements after the Closing on January 3, 2006, or such other later date that is at least one (1) day following the Closing:  (i) Dark Fiber Lease Agreement in the form set forth as Exhibit G to this Agreement, (ii) Infrastructure License Agreement in the form set forth as Exhibit H to this Agreement, and (iii) Retail Transport Capacity Agreement in the form set forth as Exhibit I to this Agreement.”

4.                                       Amendment to Section 13.21, Supplementation of Schedules.  The text of Section 13.21 of the Stock Purchase Agreement shall be deleted in its entirety and amended to add the following text:

“13.21           Supplementation of Schedules.  The Shareholder may elect to deliver a supplement (“Supplement”) to one or more of the Schedules previously delivered to the Purchaser in accordance with the procedures set forth in this Section 13.21 as follows:

(a)                                  Prior to the Closing Date, any and all Supplements must be in writing and must be delivered to the Purchaser as soon as practicable, but in no event later than the date that is the business day prior to the scheduled Closing Date.  The Purchaser shall be given the opportunity following the delivery of the proposed Supplement to consider that Supplement.  If the recipient does not object to the contents of the Supplement prior to the Closing, the Schedule in question shall be deemed amended as of the date of this Agreement by the Supplement.  If the recipient objects to a proposed Supplement, the sole remedy of such objecting party shall be termination of this Agreement in accordance Section 12.1(f) of this Agreement, provided, however, such termination right shall only be available if (i) the matter(s) disclosed in the Supplement (or the cumulative effect or impact of the Supplement, combined with the effect or impact of all other previously submitted Supplements) could reasonably be determined to be material and adverse, and (ii) the matter(s) disclosed in the Supplement (or cumulative Supplements) could reasonably be determined to have a Material Adverse Effect.  If the termination right is not available to the Purchaser or the termination right is available to the Purchaser and is not exercised before the Closing, the Schedule(s) in question shall be deemed amended, as described above;

(b)                                 The right to provide the Supplement shall only be available if (i) the Supplement was prepared in connection with or was made necessary by the occurrence of an event after the date hereof or a change in circumstance of which the party proposing the Supplement was unaware from the date of this Agreement to the date of the proposed Supplement, or (ii) the omission from the original Schedule(s) was ministerial in nature and the Supplement is not material and adverse to the interests of the Company; and

(c)                                  Any and all Supplements delivered on the Closing Date must be in writing and delivered to the other party pursuant to this Section 13.21 and Section 13.5 of this Agreement, and will only be deemed to amend a Schedule with the written consent of the recipient of the Supplement.”

5.                                       Amendment of Exhibit A, Escrow Agreement.  Exhibit A, Escrow Agreement, to the Stock Purchase Agreement, shall be amended at Section 4(b) to add the following sentence at the end of the paragraph as follows:

“In furtherance of the foregoing, in the absence of specific written direction to the contrary, the Escrow Agent is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Account.”

6.                                       Amendment of Exhibit B, Working Capital Adjustments for Stock Purchase Agreement.  The third paragraph of Exhibit B to the Stock Purchase Agreement shall be amended by adding the following:

“(8)                            The amount of any liabilities incurred by the Company arising from transactions not utilizing GE Commercial Finance as the lender shall be eliminated, including any liabilities incurred utilizing Cisco as a lender or creditor.”

7.                                       Amendment of Exhibit E, Transition Services Agreement.  The first clause of the second sentence of Section 3.1(a) of Exhibit E to the Stock Purchase Agreement shall be deleted and amended to read as follows:

“For a period of two hundred seventy (270) days after the Closing date,”

8.                                       Amendment of Exhibit F, Amended and Restated Master Dark Fiber Lease Agreement.  Exhibit F, Amended and Restated Master Dark Fiber Lease Agreement, to the Stock Purchase Agreement, shall be amended as follows:

(a)                                  Section 15.1 shall be amended to add at the end of Section 15.1:

“Notwithstanding anything in this Agreement to the contrary, Lessee may terminate any Collocation at any time upon at least sixty (60) days prior written notice to Lessor.”

(b)                                 The text of Section 16 shall be deleted in its entirety and the following text shall be added in its place:

“So long as Lessee is not in default under this Agreement, Lessee shall be entitled to the possession and use of the Lease Fiber in accordance with the terms of this Agreement.  The Lease Fiber shall be used in the conduct of the lawful business of Lessee.  Lessee shall not, without Lessor’s prior written consent, part with possession or control of the Lease Fiber or attempt or purport to sell, pledge, mortgage, or otherwise encumber any of the Lease Fiber or otherwise dispose of or encumber any interest under this Agreement; provided that, notwithstanding anything to the contrary contained in this Agreement, Lessee may grant a security interest solely in its right, title and interest in this Agreement to the parties providing financing to Lessee secured by liens on all or substantially all of Lessee’s personal property assets, and provided, further, that in the event any such grantee of a security interest in this Agreement enforces such security interest, it shall not have or otherwise obtain any rights hereunder other than as set forth herein and, as a consequence, thereafter shall be deemed the “Lessee” under this Agreement.”

(c)                                  Exhibit C shall be amended to add (i) in the column labeled “Location and Description:”  “MP Hibbard Service Center, 1 Fiber Distribution Panel,” and (ii) in the column labeled “Monthly Rent:” “$75.00.”

9.                                       Effect of Amendment.  Other than the effect of the provisions embodied in the Sections set forth above, no other provisions of the Stock Purchase Agreement are amended.

10.                                 Defined Terms.  Capitalized terms used in this Amendment which are not defined herein shall have the meaning ascribed to those terms in the Stock Purchase Agreement.

11.                                 Governing Provisions.  The terms of the Stock Purchase Agreement shall govern this Amendment to the extent not contradicted by this Amendment, in which case the terms of this Amendment shall control.

12.                                 Effective Date.  The effective date of this Amendment shall be the date first written above.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and effective as of the date first written above.

PURCHASER:	SHAREHOLDER:

HICKORY TECH CORPORATION	MINNESOTA POWER ENTERPRISES,
INC.

By	By	/s/ Robert Adams
Its	Its	Treasurer and CFO

Date: December , 2005	Date: December 30, 2005

[SIGNATURE PAGE TO FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and effective as of the date first written above.

PURCHASER:		SHAREHOLDER:

HICKORY TECH CORPORATION		MINNESOTA POWER ENTERPRISES,
INC.

By	/s/ David A. Christensen	By
Its	Senior Vice President, CFO Secretary, Treasurer	Its

Date: December 30, 2005		Date: December , 2005

[SIGNATURE PAGE TO FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT]